Exhibit 99.1

Sphere 3D Corp. Provides Bitcoin Production and Mining Updates for February 2023

  Production remained stable month over month at 35.06 bitcoin
  Operations achieved 90.6 BTC/EH efficiency
  Uptime was 89%

Toronto, Ontario--(Newsfile Corp. - March 16, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for the month ended February 28, 2023.

CEO Comments

"February was a game changing month for Sphere 3D. We successfully found homes for, and began deploying, the majority of the 11,000+ miners we received in January. We forged new partnerships with hosting providers in record time to fill the gap left by the December 2022 Core Scientific ('Core') bankruptcy.  With the miners currently being deployed in March and April, our fleet is expected to be fully homed, and upon energization, we expect to be at approximately 1.5 EH/s."

Compute North Update

We continue to work with Compute North and their bankruptcy lawyers for the return of our deposit through the Chapter 11 process. On February 24, 2023, we filed our financial claim with the US Bankruptcy Court which included our deposit plus additional claims from January 13, 2023, the contract rejection date, while we continue to work within the Chapter 11 process to recover our funds.

Miner Delivery Update

We have begun deployment to several hosting partners for March and April energization. We deployed 2,400 miners to Lancium Mining at their Texas Facility. Lancium has the latest state of the art technology in immersion mining. We are in discussions with an another hosting provider to place 5000+ miners which we expect to be hashing in the next 30-45 days, as well as in definitive agreements to place another 2000+ miners. With the deployments above, we will have successfully placed the majority of our current fleet.

Core Scientific Update

As previously disclosed by the Company, Sphere 3D filed an arbitration request against Core Scientific ("Core") on its claim for the non-refunded portion of the Company's advanced deposits. Core subsequently filed for restructuring under Chapter 11 on December 21, 2022, citing burdensome debt obligations as a result of rising energy prices and the decline in the price of bitcoin. Sphere 3D has engaged counsel and is vigorously pursuing every available option to recover its funds. Sphere 3D is participating on the Creditors Committee for the US Bankruptcy counsel.

Bitcoin Production and Holdings Update

In February 2023, Sphere 3D produced 35.06 Bitcoin, or 1.25 per day. Sphere 3D's mining fleet operated at 90.6 BTC/EH efficiency. Daily production volume remained flat compared to January 2023. The reduction in uptime was due to some operational issues including a leak in a transformer, a router crash, and maintenance needed on some machines.

During February 2023, the Company employed a Hybrid strategy of liquidating during bitcoin price upswings and HODL for the remainder of its holdings. The Company liquidated 41.45 Bitcoin during the month to fund working capital and hosting deposits for our S19J Pros.

Bitcoin held by the Company represents a fair market value of approximately $0.3 million based on the Bitcoin price of $23,716 on February 28, 2023. As of February 28, 2023, the Company was operating approximately 4,330 S19j Pros miners delivering a production capacity of approximately 433 PH/s.

CEO Closing Remarks

"February was an exciting month as we found homes for the rest of our fleet. When fully energized we expect to increase our production to almost 1.5 EH/s. This month was pivotal for Sphere 3D, and our focus is on the execution and energization of a large portion of our miners during the next 30-45 days."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 20-F and Form 6-K and in other filings made by Sphere 3D with the Sec from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com